Exhibit 99.3

Fourth Quarter 2018 Earnings Presentation February 14, 2019

Legal Disclaimer No Offer or Solicitation This presentation includes a discussion of a proposed simplification transaction (the “Transaction”) between Antero Midstream Partners LP (“AM” or the “Partnership”) and Antero Midstream GP LP (“AMGP”). This presentation is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Additional Information And Where To Find It In connection with the transaction, AMGP has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, that includes a joint proxy statement of AM and AMGP and a prospectus of AMGP. The transaction will be submitted to AM’s unitholders and AMGP’s shareholders for their consideration. AM and AMGP may also file other documents with the SEC regarding the transaction. The registration statement on Form S-4 became effective on January 30, 2019, and the definitive joint proxy statement/prospectus is being delivered to Antero Midstream unitholders and AMGP shareholders of record as of January 11, 2019. This document is not a substitute for the registration statement and joint proxy statement/prospectus that has been filed with the SEC or any other documents that AMGP or Antero Midstream may file with the SEC or send to shareholders of AMGP or unitholders of Antero Midstream in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF ANTERO MIDSTREAM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the registration statement and the joint proxy statement/prospectus and all other documents filed or that will be filed with the SEC by AMGP or AM through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by AM will be made available free of charge on AM’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310. 2

Legal Disclaimer (Continued) Forward-Looking Statements: This presentation includes "forward-looking statements" within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond AM and AMGP’s control. All statements, other than historical facts included in this presentation, are forward-looking statements. All forward-looking statements speak only as of the date of this presentation and are based upon a number of assumptions. Without limiting the generality of the foregoing, forward-looking statements contained in this presentation specifically include the expected consideration to be received in connection with the closing of the transaction, the timing of consummation of the transaction, if at all, the extent of the accretion, if any, to AMGP shareholders and AM unitholders, pro forma AM dividend and Distributable Cash Flow (“DCF”) coverage targets, estimated pro forma AM dividend compound annual growth rates (“CAGR”) and leverage metrics, the effect that the elimination of the IDRs and Series B Units will have on Antero Midstream’s cost of capital, New AM’s growth opportunities following the consummation of the transaction, including with respect to its organic project backlog, the pro forma dividend and DCF coverage ratio targets for New AM, AR’s estimated production, AR’s expected future growth and AR’s ability to meet its drilling and development plan. Although AM and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved. For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this presentation. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Nothing in this presentation is intended to constitute guidance with respect to Antero Resources. AM and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the AM’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute AM’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in AM’s Annual Report on Form 10-K for the year ended December 31, 2018. Any forward-looking statement speaks only as of the date on which such statement is made, and neither AMGP nor AM undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. This presentation includes certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include (i) Adjusted EBITDA, (ii) Distributable Cash Flow, (iii) Return on Invested Capital and (iv) Net Debt. Please see the appendix for the definition of each of these measures as well as certain additional information regarding these measures, including the most comparable financial measures calculated in accordance with GAAP. 3

Simplification Transaction Timeline 4 Midstream Simplification has been approved by the AM and AMGP Conflicts Committees and by the AR Special Committee Transaction Timeline October 9, 2018 Simplification transaction announced January 31, 2019 Proxy statements mailed to AM unitholders and AMGP shareholders March 4, 2019 Deadline for electing merger consideration is 5:00 P.M. (ET)(1) March 7, 2019 Deadline for voting electronically or by telephone is 11:59 P.M. (ET)(1) March 8, 2019 Special meeting of AM unitholders and AMGP shareholders to approve simplification transaction March 12, 2019 Transaction expected to close Please vote your AM units and AMGP shares 1) Deadline for registered holders. If you hold AM units or AMGP shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee.

Long- Term Outlook - AR 5 All of Antero Resources’ contracted firm capacity is now in service, providing visible production growth and sales to diversified markets Antero Resources Firm Transportation Portfolio vs. Gross Gas Production (MMcf/d) Appalachia (M2/Dom South) – 625 MMcf/d TCO Pool – 690 MMcf/d Gulf Coast – 2,100 MMcf/d Mid-Atlantic/NYMEX-related: 530 MMcf/d Midwest: 800 MMcf/d Premium Markets Outside of Appalachia Regional markets and lowest transport cost 10% Growth CAGR ($50 Oil / $2.85 Gas) 15% Growth CAGR ($65 Oil / $3.15 Gas) 1) 2019 natural gas volume assumes midpoint of 2019 guidance and has been grossed up for 83% net revenue interest and an 1100 BTU factor. Outer years assume 10% or 15% year-over-year growth thereafter. Production Target Range Total 4.7 Bcf/d (MMcf/d) 0 1,000 2,000 3,000 4,000 5,000 2016 2017 2018 2019 2020 2021 2022 2023

Long-Term Outlook – New AM 6 18% Distributable Cash Flow CAGR Declining Leverage Profile to low to mid 2x Supports Previously Communicated Dividend Growth Targets $50 / $2.85 25% Distributable Cash Flow CAGR Declining Leverage Profile to low to mid 2x Supports Previously Communicated Dividend Growth Targets $65 / $3.15 (1) Based on AR’s flexible long-term outlook, AM is targeting an 18% - 25% distributable cash flow (DCF) CAGR from 2020 to 2022 Note: Distributable cash flow is a non-GAAP metric – see appendix for details. DCF CAGR ranges apply to midpoint of 2019 production guidance. 1) Based on the midpoint of 2019 distributable cash flow guidance. New AM Distributable Cash Flow Growth Scenarios (2020 – 2022) 18% DCF CAGR ($50 Oil / $2.85 Gas) 25% DCF CAGR ($65 Oil / $3.15 Gas) Oil and Gas Price Assumptions Midpoint of 2019 Guidance $705 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 2019 Guidance 2020E 2021E 2022E Millions

DCF Profile Supports Growing Return of Capital 7 Distributable Cash Flow vs. Growth Capex ($MM) Antero Midstream’s distributable cash flow growth, self-funding business model, and leverage profile supports an increase in return of capital to shareholders 25% DCF CAGR Target Note: Distributable Cash Flow is a Non-GAAP measures. For additional information regarding these measures, please see appendix. Dividends and DCF targets pro forma for simplification transaction expected to close in March 2019. 1. Growth capex based on FactSet consensus estimates as of 2/1/2019. Excess DCF available for: Dividend growth Share repurchases Deleveraging and capital retention Organic growth capex 18% DCF CAGR Target Growth Capex(1) 1.1x-1.2x DCF Coverage Guidance in 2019 2019 Dividends (Midpoint) ($MM) $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2019 2020 2021 2022

Capital Budget and Major Projects - 2019 8 Capital Expenditures ($MM) Marcellus Project Map Processing & Fractionation Gathering & Compression Water Delivery & Treatment Capital Budget: $775MM 2019 organic capital budget fully funded with retained cash flow and credit facility borrowings no need for equity financing Fresh Water withdrawal and buried trunkline Gathering trunklines into Tyler county $400 52% $175 22% $200 26%

Long Track Record Of Success 9 Distributable Cash Flow(1): $53 MM $680 MM - $730 MM $67 MM $870 MM - $920 MM Adjusted EBITDA(1): +1,201% +1,235% New AM Dividend Per Share and DCF Coverage Since IPO IPO Year - 2014 2019 Guidance Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. For additional information regarding these measures, please see “Antero Midstream Non-GAAP Measures” in the Appendix. Historical dividends adjusted for pending simplification transaction based on 1.832x share exchange ratio assuming 100% equity consideration for public AM unitholders on announcement date of October 9, 2018. Based on share price of $13.34per unit as of 2/12/2019.. Antero Midstream has delivered a 27% dividend CAGR through the downturn and exceeded DCF coverage targets by 22% on average since the IPO IPO DCF Coverage Midpoint Target 1.15x (2) IPO 9.2% Yield(3) 27% Dividend CAGR $0.37 $0.43 $0.56 $0.72 $0.94 $1.24 0.4x 0.6x 0.8x 1.0x 1.2x 1.4x 1.6x 1.8x 2.0x $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 4Q' 14 Annualized 2015A 2016A 2017A 2018A 2019 Guidance (Midpoint) Dividend DCF Coverage

High Growth Year-Over-Year Midstream Throughput 10 Marcellus Utica 52% YoY Fixed Fee: $0.32/Mcf Fixed Fee: $0.19/Mcf Fixed Fee: $3.78/Bbl Low Pressure Gathering (MMcf/d) Compression (MMcf/d) Processing Volumes (MMcf/d) Fresh Water Delivery (MBbl/d) 63% YoY (9%) YoY Record gathering, compression , processing and fractionation volumes in 4Q18 87% YoY 93% Utilization 149 136 - 50 100 150 200 4Q 2017 4Q 2018 1,355 2,215 - 400 800 1,200 1,600 2,000 2,400 2,800 4Q 2017 4Q 2018 1,710 2,602 - 400 800 1,200 1,600 2,000 2,400 2,800 4Q 2017 4Q 2018 425 796 0 200 400 600 800 1000 4Q 2017 4Q 2018

Organic Strategy Drives Attractive Return on Capital 11 AM Return on Invested Capital (ROIC) Actual Consensus Source: FactSet consensus as of 02/12/19. Return on invested capital is a non-GAAP measure. For additional information regarding this measure, please see “Antero Midstream Non-GAAP Measures” in the Appendix. Note: NYMEX gas price outlook based on midpoint of Antero Resources pricing assumptions of $50 -$65 per barrel WTI oil prices and $2.85 -$3.15 per MMBtu NYMEX natural gas prices beginning in 2020. Investment Philosophy Non-speculative “Just-in-Time” capital investment philosophy Infrastructure planning and investment integrated with AR’s development plan Grow organically, not through competitive acquisition market Keys to attractive economics: Focus on projects where AR volumes drive growth Provide customized and integrated solution, appropriately sizing infrastructure Fixed-fee tolling business combined with “Just-in-Time” capital investment drives attractive returns on capital across commodity environments 12% 9% 13% 14% 18% 17% 17% $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 0% 5% 10% 15% 20% 25% 2014A 2015A 2016A 2017A 2018A 2019E 2020E NYMEX Gas Price ($/MMBtu) NYMEX Gas Price Outlook ($/MMBtu)

Highest DCF Growth Among Top 20 Midstream Entities 12 New AM will be a unique midstream vehicle with scale, low leverage and high distributable cash flow growth all in a C-Corp structure C-Corp Leverage MLP ENBRIDGE KINDER MORGAN TRANSCANADA WILLIAMS ANTERO MIDSTREAM * * TARGA RESOURCES * PLAINS ALL AMERICAN Eliminated IDRs (Simplified) * 1) Includes entities with both a publicly traded C-Corp and partnership, designated in striped blue/gray. Based on debt / LTM EBITDA as of 9/30/18 for peers and 12/31/18 for pro forma New AM Source: FactSet. Top 20 midstream companies by market capitalization as of 2/12/2019. Pro forma for announced combination or simplification transactions that haven’t closed including WES/WGP and AM/AMGP. 13 of 20 entities have simplified and 9 of 20 are C-Corps(1) New AM Highest DCF Growth at midpoint of target range and one of the Lowest Leverage profiles * ENLINK MIDSTREAM 18% * ONEOK * * * * * * * * 25% 5.3x 3.6x 3.8x 4.0x 6.0x 3.2x 5.4x 6.6x 3.8x 9.6x 4.2x 4.0x 4.9x 4.7x 5.9x 5.8x 4.4x 3.9x 4.1x 3.1x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x Kinder Morgan Enterprise Products Enable Midstream Plains All American Pipeline DCP Midstream Magellan Midstream Energy Transfer TransCanada ONEOK Cheniere Energy Andeavor Logistics EnLink Midstream Phillips 66 Partners MPLX Williams Enbridge Western Gas EQM Midstream Targa Resources Antero Midstream 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% Debt / LTM Adjusted EBITDA 3 - Year Distributable Cash Flow CAGR ( 2020 - 2022) 3.3x 4.0x 4.1x 3.6x 5.1x 5.8x 4.5x 5.7x 3.3x 2.9x 3.8x 4.6x 3.7x 1.9x 3.6x 5.4x 3.4x 8.7x 4.3x 3.1x 0% 4% 4% 5% 5% 5% 8% 8% 8% 8% 10% 10% 10% 11% 11% 12% 14% 14% 19% 25% 0% 5% 10% 15% 20% 25% 30% 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x Tallgrass Energy LP Enterprise Products EnLink Midstream Partners Enable Midstream Kinder Morgan Energy Transfer Plains All American Pipeline TransCanada Magellan Midstream Partners Phillips 66 Andeavor Logistics Williams MPLX Shell Midstream ONEOK Enbridge Western Gas Partners Cheniere Energy Partners Targa Resources Antero Midstream 3 - Year Distributable Cash Flow CAGR (2018 – 2021) Net Debt / Adjusted EBITDA

APPENDIX

Antero Capitalization – Pro forma as of 12/31/18 14 Antero Midstream: Liquidity and Balance Sheet As of December 31, 2018 ($MM) Antero Midstream Antero Resources (Stand-alone) Antero Resources (Consolidated) Cash $0 $0 $0 Debt Revolving Credit Facility $990 $405 $1,395 5.375% Senior Notes Due 2021 $1,000 $1,000 5.125% Senior Notes Due 2022 $1,100 $1,100 5.625% Senior Notes Due 2023 $750 $750 5.375% Senior Notes Due 2024 $650 $650 5.000% Senior Notes Due 2025 $600 $600 Net unamortized debt issuance costs ($8) ($25) ($33) Total Debt $1,632 $3,830 $5,462 Net Debt (Total Debt - Cash) $1,632 $3,830 $5,462 LTM Adjusted EBITDA $717 $1,717 $2,037 Debt / LTM Adjusted EBITDA 2.3x 2.2x 2.7x Credit Facility Capacity $1,500 $2,500 Liquidity $510 $2,095 Publicly Announced Pro Forma Adjustments to Net Debt Since December 31, 2018 ($MM) Antero Midstream Antero Resources (Stand-alone) Antero Resources (Consolidated) Cash Consideration for Simplification Transaction $598 ($297) $301 Total Adjustments to Net Debt: Increase / (Decrease) $598 ($297) $301 Pro Forma Net Debt $2,230 $3,533 $5,763 Pro Forma Debt / LTM Adjusted EBITDA 3.1x 2.1x 2.8x Credit Facility Capacity $2,000 $2,500 Liquidity $412 $2,392 Status Quo Pro Forma

Antero Midstream Non-GAAP Measures APPENDIX 15 Non-GAAP Financial Measures and Definitions Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance. Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, impairment expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates. Antero Midstream uses Adjusted EBITDA to assess: the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis; its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and the viability of acquisitions and other capital expenditure projects. The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders. Distributable Cash Flow does not reflect changes in working capital balances. The Partnership defines Return on Invested Capital as net income plus interest expense divided by average total liabilities and partners’ capital, excluding current liabilities. Management believes that Return on Invested Capital is a useful indicator of the Partnership’s return on its infrastructure investments. The Partnership defines Net Debt as total debt minus cash.

Antero Midstream Non-GAAP Measures 16 The following table reconciles net income to Adjusted EBITDA for the twelve months ended December 31, 2018 as used in this presentation (in thousands): The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this presentation (in thousands): December 31, 2018 Bank credit facility $ 990,000 5.375% AM senior notes due 2024 650,000 Net unamortized debt issuance costs (7,853) Consolidated total debt $ 1,632,147 Cash and cash equivalents — Consolidated net debt $ 1,632,147 Twelve Months Ended December 31, 2018 Net income $ 585,944 Impairment of property and equipment 5,771 Change in fair value of contingent acquisition consideration (105,872) Net income $ 485,843 Interest expense 61,906 Depreciation expense 130,013 Accretion of contingent acquisition consideration 12,853 Accretion of asset retirement obligations 135 Equity-based compensation 21,073 Equity in earnings of unconsolidated affiliate (40,280) Distributions from unconsolidated affiliates 46,415 Gain on sale of asset – Antero Resources (583) Adjusted EBITDA $ 717,375

Adjusted EBITDA and DCF Reconciliation

Adjusted EBITDA and DCF Reconciliation ($ in thousands)

	Three months ended December 31,				Years ended December 31,			
	2017		2018		2017		2018	
Net income	$	**64,155**	$	**248,609**	$	**307,315**	$	**585,944**
Impairment of property and equipment		23,431		—		23,431		5,771
Change in fair value of contingent acquisition consideration		—		(105,872)		—		(105,872)
Adjusted Net Income	$	**87,586**	$	**142,737**	$	**344,872**	$	**485,843**
Interest expense, net		10,395		18,993		37,557		61,906
Depreciation		30,958		22,692		119,562		130,013
Accretion of contingent acquisition consideration		3,804		1,012		13,476		12,853
Accretion of asset retirement obligation		—		34				135
Equity-based compensation		6,847		4,467		27,283		21,073
Equity in earnings of unconsolidated affiliates		(7,307)		(12,448)		(20,194)		(40,280)
Distributions from unconsolidated affiliates		10,075		16,755		20,195		46,415
Gain on sale of assets – Antero Resources		—		—		—		(583)
Adjusted EBITDA	$	142,358	$	194,242	$	528,625	$	717,375
Interest paid		(4,136)		(9,268)		(46,666)		(62,844)
Decrease (increase) in cash reserved for bond interest (1)		(8,734)		(8,734)		291		0
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards(2)		(514)		(1,029)		(5,945)		(5,529)
Maintenance capital expenditures(3)		(12,063)		(7,988)		(55,159)		(52,729)
Distributable Cash Flow	$	116,911	$	167,223	$	421,146	$	596,273
Distributions Declared to Antero Midstream Holders								
Limited Partners		68,231		88,045		247,132		320,915
Incentive distribution rights		23,772		43,492		69,720		142,906
Total Aggregate Distributions	$	92,003	$	131,537	$	316,852	$	463,821
DCF coverage ratio		1.27x		1.27x		1.33x		1.29x

1) Cash reserved for bond interest expense on Antero Midstream's 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.
2) Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.
3) Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

17

Antero Midstream Non-GAAP Reconciliation APPENDIX 18 The following reconciles net income to Adjusted EBITDA and Distributable Cash Flow: $ in Thousands 2014 G&C Only 2014 2015 2016 2017 Net income $ 16,832 $ 127,875 159,105 236,703 307,315 Interest expense, net 4,620 6,183 8,158 21,893 37,557 Impairment of property and equipment — — — 23,431 Depreciation 36,789 53,029 86,670 99,861 119,562 Accretion and change in fair value of contingent acquisition consideration — 3,333 16,489 13,476 Accretion of asset retirement obligations — — — — Equity-based compensation 8,619 11,618 22,470 26,049 27,283 Equity in earnings of unconsolidated affiliates — — -485 -20,194 Distributions from unconsolidated affiliates — — 7,702 20,195 Gain on sale of assets–Antero Resources — — — — Gain on sale of assets–third-party $ $ — — -3,859 — Adjusted EBITDA 66,860 198,705 279,736 404,353 528,625 Pre-IPO net income attributed to parent -98,219 — — — Pre-IPO depreciation attributed to parent -43,419 — — — Pre-IPO equity-based compensation attributed to parent -8,697 — — — Pre-IPO interest expense attributed to parent -5,358 — — — Pre-Water Acquisition net income attributed to parent -22,234 -40,193 — — Pre-Water Acquisition depreciation attributed to parent -3,086 -18,767 — — Pre-Water Acquisition equity-based compensation attributed to parent -654 -3,445 — — Pre-Water Acquisition interest expense attributed to parent -359 -2,326 — — Adjusted EBITDA Attributable to the Partnership $ 66,860 $ 16,679 215,005 404,353 528,625 Interest paid -2981 -331 -5,149 -13,494 -46,666 Increase (decrease) in cash reserved (paid) for bond interest — — — -10,481 291 Income tax withholding upon vesting of Antero Midstream Partners equity- based compensation awards — — -4,806 -5,636 -5,945 Maintenance capital expenditures -10,423 -1,157 -13,097 -21,622 -55,159 Distributable cash flow $ 53,456 $ 15,191 191,953 353,120 421,146

Antero Midstream Non-GAAP Measures APPENDIX 19 Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships . Antero Midstream has not included a reconciliation of Adjusted EBITDA and Distributable Cash Flow to their nearest GAAP financial measure for 2019 through 2022 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between Adjusted EBITDA and Distributable Cash Flow and net income (in thousands): The Partnership cannot forecast interest expense due to the timing and uncertainty of debt issuances and associated interest rates. Additionally, Antero Midstream cannot reasonably forecast impairment expense as the impairment is driven by a number of factors that will be determined in the future and are beyond Antero Midstream’s control currently. Twelve Months Ending December 31, 2019 Low High Depreciation expense ................................ ................................ ........................... $ 180,000 — $ 185,000 Equity based compensation expense ................................ ................................ .... 48,000 — 52,000 Equity in earnings of unconsolidated affiliates ................................ .................... 68,000 — 73,000 Distributions from unconsolidated affiliates ................................ ........................ 87,000 92,000